Exhibit 99.1

After over fifteen years of highly engaged service as an Independent Director, Al Hurley has decided to retire from the Board of New Mountain Finance Corporation (“NMFC”). Al said, “I have very much enjoyed working with a very strong management team that has an extraordinary ability to source, evaluate and invest in very attractive debt transactions as well as to proactively monitor these investments on behalf of our shareholders. While I will miss working with a great team, my retirement from the board will allow me to fulfill my current and upcoming business and civic commitments.” Steve Klinsky, Chairman of the Board of NMFC, said, “We very much appreciated and benefitted from Al’s high quality strategic, market and financial advice throughout his tenure. We will miss Al’s deep engagement with our debt businesses and wish him great success in his current and future endeavors.”